Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511, 333-128764, 333-134685, and 333-134686 ); Form S-3 (No.’s 333-123327, and 333-147407) of Boston Private Financial Holdings, Inc. (the “Company”) of our reports dated March 12, 2008, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc., as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of the Company.

Our report dated March 12, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that identifies material weaknesses related to the goodwill and intangible assets impairment analysis process, and the policies and procedures over an affiliate bank’s (i) interest reserve advances, and (ii) the allowance for loan loss process for the construction and development lending portfolio.

Our report dated March 12, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states that the Company acquired Charter Bank (“Charter”) and a majority ownership of Bingham, Osborn & Scarborough, LLC (BOS), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Charter’s and BOS’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Charter and BOS.

/s/ KPMG LLP

Boston, Massachusetts

March 12, 2008